Exhibit 10.1

SCP PRIVATE CREDIT INCOME BDC LLC,

as Borrower

EAST WEST BANK,

as Administrative Agent and a Lender

FORM OF AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

OCTOBER 4, 2021

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of October 4, 2021, is entered into by and among (1) SCP PRIVATE CREDIT INCOME BDC LLC, a Delaware limited liability company (“Borrower”), (2) EAST WEST BANK a California banking corporation (“EWB”), as Administrative Agent and a Lender, and (3) each of the other lending institutions that becomes a lender hereunder (collectively referred to as “Lenders”, and each individually, a “Lender”).

RECITALS

A. Borrower and EWB are parties to that certain Loan and Security Agreement dated as of March 12, 2019, as amended by that certain First Amendment to Loan and Security Agreement dated as of June 24, 2019 and that certain Second Amendment to Loan and Security Agreement dated as of March 5, 2021 (as further amended, restated, supplemented or otherwise modified from time to time, the “Existing Loan Agreement”), pursuant to which EWB provided revolving advances to the Borrower.

B. Borrower wishes to obtain credit from time to time from the Lenders, and the Lenders desire to extend credit to Borrower. This Agreement sets forth the terms on which the Lenders will advance credit to Borrower, and Borrower will repay the amounts owing to the Lenders. Additionally, this Agreement shall amend, restate, replace and supersede (but shall not cause a novation of) the Existing Loan Agreement.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Administrative Agent” means EWB, not in its individual capacity, but solely as administrative agent on behalf of and for the benefit of the Lenders, or any successor administrative agent.

“Administrative Agent-Related Person” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys in fact of the Administrative Agent and such Affiliates; provided, however, that no Affiliate of Borrower shall be an Administrative Agent-Related Person.

“Administrative Agent Fee Letter” means the letter agreement dated as of the Closing Date by and between Borrowers and Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of the amount of such Lender’s Loan Commitment then in effect or, if the Loan Commitments have been terminated, the amount of such Lender’s Credit Extensions under the Revolving Facility then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Aggregator Fund” means SCP Private Credit (BDC) Access LP, a Delaware limited partnership.

“Aggregator Fund Operating Agreement” means that certain Amended and Restated Limited Partnership Agreement of Aggregator Fund dated September 12, 2018, including, without limitation, any applicable Side Letters, as it may be further amended, restated or supplemented from time to time.

“Aggregator Fund Loan Document” means each Loan Document to which the Aggregator Fund or its Managing Entity is a party.

“Aggregator Fund Managing Entity” means SCP Private Credit (BDC) Access Advisors LLC, a Delaware limited liability company.

“Agreement” is defined in the preamble.

“Alternative Investment Vehicle” is any Person other than Borrower or Investment Manager that has the right to enforce any Capital Commitment or to otherwise call, demand or receive any Capital Contribution, or any parallel and/or blocker and/or feeder entity, collective investment vehicle, real estate investment trust, group trust or other investment vehicle created in accordance with the Operating Agreement or otherwise.

“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form attached hereto as Exhibit E.

“Average Quarterly Balance” means the amount derived from adding the ending outstanding balance under the Revolving Line for each day in the quarter and dividing by the number of days in the quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Board of Directors” means the board of directors of Borrower.

“Borrower” is defined in the preamble.

“Borrower’s Books” means all of the books and records of Borrower including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, tape files, and the equipment containing such information.

“Borrowing Base” means (A) (i) sixty percent (60%), times (ii) the amount equal to (a) the aggregate Unfunded Capital Commitments with respect to Investors of Aggregator Fund existing as of the Closing Date or approved in writing by Administrative Agent, minus (b) the aggregate amounts, if any, of any Unfunded Capital Commitment allocable to a Defaulting Investor of Aggregator Fund, plus (B) (i) sixty percent (60%), times (ii) the amount equal to (a) the aggregate Unfunded Capital Commitments with respect to Investors of Borrower existing as of the Closing Date or approved in writing by Administrative Agent (other than Unfunded Capital Commitments that Borrower may call from Aggregator Fund), minus (b) the aggregate amounts, if any, of any Unfunded Capital Commitment allocable to a Defaulting Investor of Borrower.

“Borrowing Base Certificate” means a certificate in substantially the form attached hereto as Exhibit C.

“Borrowing Date” means any Business Day specified by Borrower in a Loan Advance/Paydown Request Form as a date on which Borrower requests the Lenders to make Advances hereunder.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California and/or the State of New York are authorized or required to close; provided, however, when used in connection with a LIBOR Rate, LIBOR Amount or LIBOR Interest Period, such term shall also exclude any day on which dealings in U.S. dollar deposits are not carried on in the London interbank market.

“Capital Call” means, with respect to Borrower, a request by the Investment Manager to the Members of Borrower under the Operating Agreement for a Capital Contribution to Borrower, and with respect to Aggregator Fund, a request by the Aggregator Fund Managing Entity to the Investors of Aggregator Fund under the Aggregator Fund Operating Agreement for a Capital Contribution to Aggregator Fund.

“Capital Commitments” means, with respect to any Investor of a Fund, (a) with respect to any Investor that is an Investor on the Closing Date, the sum of (i) such Investor’s Capital Commitment (as defined in such Fund’s Operating Agreement) to such Fund and as set forth on the initial Capital Table for Borrower delivered to Administrative Agent on the Closing Date and (ii) all increases or decreases in such Investor’s Capital Commitment (as defined in such Fund’s Operating Agreement) to such Fund which is disclosed on an updated Capital Table and delivered to Administrative Agent from time to time and (b) with respect to any Investor that becomes an Investor after the Closing Date, such additional Investor’s Capital Commitment (as defined in such Fund’s Operating Agreement) to such Fund which is disclosed on an updated Capital Table and delivered to Administrative Agent from time to time.

“Capital Contribution” means, with respect to any Fund, a contribution to the capital of such Fund by an Investor.

“Capital Table” means a table showing each Investor of each Fund and such Investor’s Capital Contributions and Unfunded Capital Commitments to each Fund in substantially the form attached hereto as Exhibit F and provided via Microsoft Excel (.xls or .xlsx) file.

“Change in Control” means a circumstance in which the Investment Manager of Borrower shall cease to be, or to be a majority owned subsidiary of, SLR Capital Partners, LLC or its successors or assigns.

“Closing Date” means the date of this Agreement.

“Code” means the Uniform Commercial Code as in effect in the State of New York.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Account” means an account maintained by Borrower with an institution other than Administrative Agent where Members of Borrower fund Capital Contributions.

“Collateral Assignment” means the Amended and Restated Collateral Assignment of Capital Call Rights entered into on or about the date hereof by Borrower, its Investment Manager and Administrative Agent in connection with this Agreement.

“Compliance Certificate” means a certificate in substantially the form attached as Exhibit D.

“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another Person, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the Contingent Obligation arrangement

“Controlled Group” means a corporation, trade or business (whether or not incorporated) that is, along with Borrower or Investment Manager, a member of a controlled group of trades or businesses as described in Section 414 of the Internal Revenue Code.

“Credit Extension” means each Advance or any other extension of credit by the Lenders for the benefit of Borrower hereunder.

“Custodian” means Citibank, N.A., in its capacity as custodian for Borrower, and any successor thereto.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 2.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days after the date such Advances were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, or any Lender any other amount required to be paid by it hereunder within two (2) Business Days after the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bail-in Action or Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(b)) upon delivery of written notice of such determination to Borrower, and each Lender.

“Defaulting Investor” means an Investor of any Fund that:

(a) has failed to make a Capital Contribution to such Fund within 20 days of the due date of any Capital Call by such Fund that such Investor was required to participate in (it being acknowledged that if a Defaulting Investor makes a Capital Contribution after 20 days of the due date of such Capital Call, it shall cease to be a Defaulting Investor), or

(b) encumbers its interest in such Fund or any of its Capital Commitments from its investors to any third party and the related Lien holder shall commence the exercise of remedies with respect to such interest.

“Discharge of Obligations” means the satisfaction of the Obligations by the payment in full, in cash, of the principal of and interest on any outstanding Advances, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Credit Extensions for which no claim has been made), and other Obligations, provided that the aggregate Loan Commitments of the Lenders are terminated.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Erroneous Payment” is defined in Section 12.12.

“Erroneous Payment Deficiency Assignment” is defined in Section 12.12.

“Erroneous Payment Return Deficiency” is defined in Section 12.12.

“Erroneous Payment Subrogation Rights” is defined in Section 12.12.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“ERISA Investor” means an Investor of any Fund, as disclosed in writing (including by notation in reports provided by such Fund) to Administrative Agent, that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; (c) a group trust, as described in Revenue Ruling 81-100; or (d) a partnership or commingled account of an employee benefit plan or plan described in (a) or (b) above, or any other entity whose assets include or are deemed to include the assets of one or more such employee benefit plans subject to Title I of ERISA, as determined under Section 2510.3-101 or Section 2550.401c-1 of the regulations of the United States Department of Labor or under any other relevant legal authority.

“ERISA Investor Excluded Items” means, with respect to each ERISA Investor in a Fund, any rights, titles, interests, remedies or privileges of such Fund and its Managing Entity:

(a) in and to the rights of such ERISA Investor in such Fund (and any appurtenant rights thereunder), including such ERISA Investor’s partnership interest therein, granted to such Fund or Managing Entity to secure such ERISA Investor’s obligation to fund its Capital Commitment;

(b) with respect to an ERISA Investor in Aggregator Fund to debit or cause the transfer of funds from such ERISA Investor’s accounts at Goldman Sachs & Co. LLC, Goldman Sachs International or any other Affiliate of Goldman Sachs & Co. LLC;

(c) against such ERISA Investor under the Operating Agreement regarding the items described in clauses (i), (iii), (iv) or (v) of this definition (or other remedies analogous to such provisions);

(d) to request or require such ERISA Investor to confirm the amount of, or to confirm its obligation to make payments in respect of, its Unfunded Capital Commitments;

(e) to require such ERISA Investor to forfeit or sell any portion of such ERISA Investor’s membership interests in such Fund; and

(f) to request or require such ERISA Investor to make payment for any Capital Call other than to an account of such Fund.

“Event of Default” means any one or more of the events specified in Article 8.

“Excluded Items” means, collectively, (i) ERISA Investor Excluded Items, (ii) items (if any) to the extent not permitted by law, (iii) any funds properly withdrawn from an account (or that could be withdrawn pursuant to this Agreement if deposited or credited to an account) to the extent used, pursuant to the terms of the Operating Agreement, to purchase Portfolio Investments (other than Permitted Investments deposited in or credited to such account), to make payments to Members in accordance with the terms hereof or for any other purpose permitted under the Operating Agreement and this Agreement, and the proceeds of such withdrawn funds and (iv) any assets, interests, rights or obligations of the GS Persons, if any, unless so elected by the Funds in their discretion.

“Excluded Taxes” means in the case of any Lender and any permitted assignees, taxes (i) imposed on or measured by its overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which any Lender and any permitted assignees, as the case may be, is organized or in which its principal office is located, (ii) imposed, deducted or withheld by reason of any present or former connection between any Lender and any permitted assignees, as the case may be, and the jurisdiction imposing such taxes (other than on account of the execution, delivery, performance, filing, recording and enforcement of, and the other activities contemplated in, this Agreement and the other Loan Documents), (iii) imposed by FATCA, (iv) required to be deducted or withheld on the basis of the information contained in a valid and duly updated IRS Form, and (v) required to be deducted or withheld if any Lender and any permitted assignees, as applicable, fails to provide Borrower with the IRS Form and (if required) the FATCA Form prior to receipt of any payment subject to withholding under the IRC.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FATCA Form” means any signed certifications prescribed by applicable Law and/or reasonably satisfactory to Borrower that establish that a payment is exempt from United States federal withholding tax imposed by FATCA and any other documentation reasonably requested by Borrower sufficient for Borrower to comply with its obligations under FATCA and to determine that any Lender and any permitted assignees, as applicable, has complied with such applicable reporting and other requirements of FATCA.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by EWB from three federal funds brokers of recognized standing selected by it.

“Foreign Lender” is defined in the definition of IRS Form.

“Fund” means each of Borrower and Aggregator Fund.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Goldman Sachs” means (a) The Goldman Sachs Group, Inc. (or any successor to its business), (b) Goldman Sachs & Co. LLC, (c) Goldman Sachs Asset Management, LP, (d) the Investment Management Division of The Goldman Sachs Group, Inc., and (e) the respective subsidiaries and affiliates of the entities in clauses (a), (b), (c) or (d) above.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GS Persons” means Goldman Sachs directors, officers and employees, and their spouses, and other SOX Insiders.

“Indebtedness” means, in each case to the extent constituting indebtedness under GAAP, (a) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade accounts payable and accrued management, incentive and other fees for management services), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations; it being acknowledged that commitments to make Investments (including capital contributions to Portfolio Investments) are not Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Individual Investor” means an investor in the Aggregator Fund or any Institutional Investor that is both (i) an individual or a trust or other investment vehicle established by or for the benefit of such individual and (ii) a PWM Investor.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Institutional Investor” means an Investor (other than a PWM Investor or Aggregator Fund) that is not an Individual Investor.

“Investment” means any “Portfolio Investment” (as defined in the Operating Agreement) and any other beneficial ownership of (including stock, partnership interest or other securities) any Person or any loan, advance or capital contribution to any Person.

“Investment Manager” means SLR Capital Partners, LLC, a Delaware limited liability company, the investment manager of Borrower as of the Closing Date.

“Investment Manager Certificate of Formation” means the certificate of formation of Investment Manager, as certified by Investment Manager’s jurisdiction of formation as of a recent date.

“Investor” means (a) with respect to Borrower, the Investment Manager or any one (1) of the Members (including Aggregator Fund) and (b) with respect to Aggregator Fund, its Managing Entity (it being understood and agreed that the Aggregator Fund Managing Entity has no economic interest in the Aggregator Fund) or any one (1) of its members.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“IRS Form” means, (i) with respect to any Lender and any permitted assignees, that is a “United States person” within the meaning of Section 7701(a)(30) of the IRC (each a “U.S. Lender”), an IRS Form W-9 certifying that such U.S. Lender is entitled to an exemption from United States backup withholding, or any successor form and (ii) with respect to any permitted assignees that is not a “United States person” within the meaning of Section 7701(a)(30) of the IRC (each, a “Foreign Lender”), (1) IRS Form W-8BEN or W-8BEN-E, as applicable, or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement or any other Loan Document), (2) IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement or any other Loan Document), (3) IRS Form W-8BEN or W¬8BEN-E, as applicable, or any successor thereto and a certificate that establishes in writing to Borrower that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (B) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the IRC, and (C) a controlled foreign corporation related to Borrower with the meaning of Section 864(d)(4) of the IRC, or (4) if such Foreign Lender is a partnership, grantor trust nominee or otherwise does not or ceases to act for its own account with respect to all or a portion of any payment to be made under the Loan Documents, IRS Form W-8IMY or any successor thereto, together with any information required to be submitted with such form, and any other certificate or statement of exemption required under the IRC, to establish that such Foreign Lender is not acting for its own account with respect to such portion.

“KYC Compliant” means any Person who has satisfied all requests for information from the Administrative Agent for “know-your-customer” and anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including, but not limited to, any information required to be obtained by any Lender pursuant to the Beneficial Ownership Regulation.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender(s)” means the financial institutions or entities from time to time parties to this Agreement.

“Lender Expenses” means all: reasonable and documented out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Administrative Agent’s and each Lender’s reasonable out-of-pocket attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“LIBOR Amount” means each principal amount for which Borrower chooses to have the LIBOR-Based Rate apply for any specified LIBOR Interest Period.

“LIBOR-Based Advance” means an Advance that bears interest at the LIBOR-Based Rate.

“LIBOR-Based Rate” shall mean, for any LIBOR Interest Period with respect to a LIBOR-Based Advance, a rate per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (1/16 of 1%) equal to the sum of (a) (i) the LIBOR Rate for such LIBOR Interest Period divided by (ii) one (1) minus the Reserve Requirement for such LIBOR Interest Period plus (b) 2.70%; provided that, the LIBOR-Based Rate shall in no case be less than 0% per annum.

“LIBOR Interest Period” means, with respect to any LIBOR Amount, a period of thirty (30) days or ninety (90) days commencing on the date the LIBOR-Based Rate becomes applicable thereto; provided, however, that: (i) the first day of each LIBOR Interest Period must be a Business Day; (ii) no LIBOR Interest Period shall be selected which would extend beyond the Revolving Maturity Date; (iii) any LIBOR Interest Period which would otherwise expire on a day which is not a Business Day, shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such LIBOR Interest Period into another calendar month, in which event the LIBOR Interest Period shall end on the immediately preceding Business Day; and (iv) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of a calendar month.

“LIBOR Rate” means the rate determined by Administrative Agent’s Treasury Desk to be the rate for deposits in U.S. Dollars for a period equal to the relevant LIBOR Interest Period which appears on the Bloomberg Screen B TMM Page under the heading “LIBOR Fix” as of 11:00 am (London Time) on the second Business Day prior to the desired effective date of such LIBOR-Based Rate (adjusted for any and all assessments, surcharges and reserve requirements). If such interest rate shall cease to be available from the described Bloomberg report, the London interbank offered rate shall be determined from such financial reporting service as Lender shall reasonably determine and use with respect to its other loan facilities on which interest is determined based on the London interbank offered rate.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Commitment” means, for any Lender, the commitment of such Lender to make available Advances up to the principal amount shown on Schedule I, as amended from time to time. “Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Loan Documents” means, collectively, this Agreement, the Collateral Assignment, the Security Agreement, the Revolving Facility Promissory Notes, the Administrative Agent Fee Letter, any other notes executed by Borrower in favor of a Lender, and any other agreement entered into by any Fund or any Managing Entity with Administrative Agent or Lenders in connection with this Agreement, all as amended or extended from time to time.

“Loan Advance/Paydown Request Form” means that certain form attached hereto as Exhibit B-2.

“Managing Entity” means (a) with respect to Borrower, the Investment Manager and (b) with respect to Aggregator Fund, Aggregator Fund Managing Entity.

“Managing Members” means, collectively, Michael S. Gross and Bruce Spohler.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations or financial condition of Funds and their subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations, (iii) the ability of Funds to perform their obligations under the Loan Documents, (iii) the value or priority of Administrative Agent’s security interests in the Collateral, or (iv) the ability of each Managing Entity to make Capital Calls under the Operating Agreement or perform its obligations under the Collateral Assignment and Security Agreement, as applicable.

“Member” or “Members” means the Person or Persons identified from time to time as a Member or the Members of Borrower.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Administrative Agent and the Lenders by Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

“Operating Agreement” means, (a) with respect to Borrower, the Second Amended and Restated Limited Liability Company Agreement of SCP Private Credit Income BDC LLC dated as of February 25, 2020, as amended on June 23, 2021, and (b) with respect to Aggregator Fund, the Aggregator Fund Operating Agreement, in each case in the form delivered to Administrative Agent as of the Closing Date, as such agreement may be further amended, supplemented or otherwise modified in compliance with this Agreement.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Company Opinion” means a favorable opinion of counsel regarding the status of any Fund as an Operating Company.

“Operating Documents” means, for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of partnership, formation or incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), (c) if such Person is a partnership, its partnership agreement (or similar agreement), and (d) any other governing charter document of a Person, and any other organizational, formation, or operational documents of a Person, each of the foregoing with all current amendments or modifications thereto. For the avoidance of doubt, with respect to each Fund, its “Operating Documents” shall include its Operating Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to this Agreement.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Administrative Agent and/or Lenders pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Administrative Agent and/or any Lender.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Administrative Agent and the Lenders arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness incurred in connection with hedging facilities relating to publicly traded securities, or in connection with total return swaps or similar arrangements with respect to publicly traded securities;

(d) Indebtedness incurred in connection with foreign exchange transactions;

(e) Indebtedness owed to the Custodian as a result of intra-day or overnight overdrafts;

(f) Subordinated Debt;

(g) obligations (whether direct or as guarantor or equivalent) to make subsequent capital contributions or investments (to the extent constituting Indebtedness), pay a purchase price, deferred purchase price or acquisition price, or other obligations to the Portfolio Investment or its seller (or the affiliates of such seller), in respect of a Portfolio Investment; and

(h) Indebtedness and any other obligations incurred in connection with a financing in respect of one or more Portfolio Investments.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A 2 or P 2 from either Standard & Poor’s Ratings Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by any Lender, and (iv) demand deposit accounts and money market accounts; and

(c) Investments made in accordance with the Operating Agreement as described in the private placement memorandum of Borrower.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Administrative Agent’s or any Lender’s security interests except as provided for by applicable law;

(c) Customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business;

(d) Liens granted in a Portfolio Investment and the proceeds thereof to secure commitments to make subsequent capital contributions to, or investments in, such Portfolio Investment pursuant to the agreements, instruments or other documents evidencing such Portfolio Investment or to secure obligations in connection with the acquisition (including Indebtedness incurred to pay any purchase price, any deferred purchase price or acquisition price) of such Portfolio Investment;

(e) Liens to secure hedging facilities relating to publicly traded securities or in connection with total return swaps or similar arrangements with respect to publicly traded securities where the collateral consists of such publicly traded securities, such swaps or similar arrangements and/or Permitted Investments, cash or cash equivalents and the proceeds of the foregoing;

(f) Liens to secure foreign exchange related transactions, where the collateral consists of such transactions and/or Permitted Investments, cash or cash equivalents;

(g) Liens incurred in connection with the amendment, extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (f) above, provided that any amendment, extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being amended, extended, renewed or refinanced does not increase in excess of the sum of the principal amount thereof, any unused but committed principal amount thereof and premiums and reasonable expenses in connection with such amendment, extension, renewal or refinancing;

(h) Liens granted by the Members of Borrower on their interest in Borrower to their own creditors with the consent of Investment Manager to such Liens;

(i) Liens in favor of the Custodian to secure obligations described in clause (e) of the definition of “Permitted Indebtedness”; and

(j) Liens and assignments or other conveyances of any assets other than Collateral each in connection with the obligations described in clause (h) of the definition of “Permitted Indebtedness.”

“Person” means any individual, sole proprietorship, partnership, exempted limited partnership, exempted company, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the IRC.

“Plan Assets” means “plan assets” within the Plan Asset Regulations.

“Plan Asset Regulation” means the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA.

“Portfolio Investment” or “Portfolio Investments” has the meaning set forth in each Fund’s Operating Agreement, as applicable.

“Prime-Based Advance” means an Advance which bears interest at the Prime-Based Rate.

“Prime-Based Rate” means twenty-one basis points (0.21%) below the Prime Rate; provided that, the Prime-Based Rate shall in no case be less than 0% per annum.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Administrative Agent, as its “prime rate,” whether or not such announced rate is the lowest rate available from Administrative Agent.

“Prohibited Person” means any Person that is: (i) listed on, or owned or controlled by a person listed on, a Sanctions List, (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country, (iv) a citizen or national of, located in, operating from, or incorporated under the laws of, a Sanctioned Country or (v) to the best knowledge of Borrower (acting with due care and inquiry), otherwise a target of Sanctions.

“PWM Investors” means Investors that are clients of the Goldman Sachs Private Wealth Management Division which are high net worth individuals (or entities controlled by such individuals).

“Recallable Capital” means, for any Member, at any time, any amounts returned to such Member pursuant to the Operating Agreement that are actually added back to such Member’s Unfunded Capital Commitment and subject to drawdown as a Capital Contribution pursuant to the Operating Agreement without any condition, limitation, expiration, sunset or termination of any kind, so long as such amounts have been identified as “Recallable Capital” with respect to such Member in a Borrowing Base Certificate delivered or a certificate of signed by a Responsible Officer delivered to Administrative Agent; provided, that the failure of Investment Manager to provide such certified information shall result in the exclusion of such amount from “Recallable Capital” until such information is received or unless Administrative Agent otherwise agree to include such amount.

“Recipient” means Administrative Agent or a Lender, as applicable.

“Reliance Letter” means, with respect to any opinion, an executed letter from the issuer of such opinion to the Lenders providing that the Lenders are permitted to rely on such opinion as if such opinion was addressed to them.

“Required Lenders” means, at any time, Lenders holding fifty and one tenth of one percent (50.1%) of the aggregate outstanding principal balance of Advances and/or Loan Commitments; provided that so long as there is more than one (1) Lender, at least two (2) Lenders shall be necessary to constitute “Required Lenders”; and provided further that the outstanding principal balance and the portion of the Advances and/or Loan Commitments deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. For purposes of this definition only, a Lender shall be deemed to include itself and any Lender that is an Affiliate of such Lender.

“Reserve Requirement” means, for any LIBOR Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such LIBOR Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Administrative Agent and/or the Lenders by reason of any regulatory change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR Rate” or (ii) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” means, with respect to each Fund and Managing Entity, the Person or Persons designated in a certificate delivered by such Fund or Managing Entity from time to time to Administrative Agent.

“Revolving Commitment” means, as to any Lender, the obligation of such Lender to make Advances in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).

“Revolving Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Advances held by such Lender then outstanding.

“Revolving Facility” means the facility under which Borrower may request Lenders to issue Advances, as specified in Section 2.1 hereof.

“Revolving Line” means, as of any date, aggregate Credit Extensions of up to $100,000,000, as such applicable amount may be terminated or reduced by Borrower pursuant to Section 2.9.

“Revolving Maturity Date” means December 31, 2022.

“Revolving Percentage” means, as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Loan Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Advances then outstanding constitutes of the aggregate principal amount of all Advances then outstanding; provided that in the event that the Advances are paid in full prior to the reduction to zero of the Loan Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Sanctioned Country” means any country or territory subject to a general export, import, financial or investment embargo under Sanctions, including, without limitation, Cuba, Iran, Syria, and North Korea.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) the respective governmental institutions of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, and Her Majesty’s Treasury of the United Kingdom.

“Sanctions List” means any of the lists of specially designated nationals or designated or sanctioned persons or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Schedule” means the schedule of exceptions, if any, attached hereto.

“Security Agreement” means that certain Investor and Security Agreement executed and delivered by Aggregator Fund and the Aggregator Fund Managing Entity to Administrative Agent.

“Side Letter” means any letter or other agreement of any type which amends or supplements an Investor’s Subscription Agreement or any Fund’s Operating Agreement.

“SPV” has the meaning set forth in Borrower’s Operating Agreement.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lenders.

“Subscription Agreement” means a subscription agreement executed by an Investor and any Fund, as required, in connection with the subscription for a membership interest in such Fund.

“Subscription Documents” means, for each Investor, a Subscription Agreement, any Side Letters and any assignment or transfer documentation in connection with a transfer of membership interests.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” has the meaning set forth in Section 7.1.

“Unfunded Capital Commitment” means, with respect to any Investor or Managing Entity as of any date, the amount of such Investor’s or Managing Entity’s Capital Commitment (including any Recallable Capital) that may be subject to a Capital Call for purposes of, among other things, repaying Obligations; provided that Unfunded Capital Commitments shall exclude any amounts subject to a pending Capital Call that have not yet been funded as Capital Contributions.

“Withholding Agent” means, as applicable, Borrower or Administrative Agent, as the context may require.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“U.S. Lender” is defined in the definition of IRS Form.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Revolving Line. Subject to and upon the terms and conditions of this Agreement, Borrower may request, and Lenders shall, severally and not jointly, according to each Lender’s available Loan Commitment, make, Advances in an aggregate outstanding principal amount not to exceed the lesser of (i) the Revolving Line and (ii) the Borrowing Base. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section may be repaid and re-borrowed at any time prior to the Revolving Maturity Date. Notwithstanding anything to the contrary in this Agreement, on the Revolving Maturity Date, all Advances under this

Section shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium; provided however the prepayment of LIBOR-based Advances are subject to Section 2.6(c). Whenever Borrower desires (i) a Prime-Based Advance, Borrower will notify Administrative Agent by email or telephone no later than 12:00 p.m. Eastern time, on the Business Day such Prime-Based Advance is to be made, and (ii) a LIBOR-based Advance, Borrower will notify Administrative Agent by email or telephone no later than 12:00 p.m. Eastern time, two (2) Business Days prior to the Business Day such LIBOR-based Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit B-1. Administrative Agent and each Lender is authorized to make Advances under this Agreement, based upon written instructions received from a Responsible Officer of Borrower that requests such or a designee of a Responsible Officer of Borrower, or without instructions upon notice to Borrower if in Administrative Agent’s discretion such Advances are necessary to pay the principal of, or interest on, any Advance that has become due and remain unpaid. Administrative Agent shall be entitled to rely on any telephonic notice given by a person who Administrative Agent reasonably believes to be a Responsible Officer of Borrower that requests an Advance or a designee thereof, and Borrower shall indemnify and hold Administrative Agent and Lenders harmless for any damages or loss suffered by such Person as a result of such reliance. Administrative Agent will credit the amount of Advances made under this Section 2.1 by wire transfer according to instructions provided by Borrower. All Advances shall be made in U.S. Dollars.

(b) Overadvances. If at any time (including, without limitation, as a result of a Capital Call) the aggregate amount of the outstanding Advances exceeds the lesser of (i) the Revolving Line and (ii) the Borrowing Base, then Borrower shall pay to Administrative Agent, in cash, for distribution to the Lenders in accordance with each Lender’s Revolving Percentage, the amount of such excess upon Borrower becoming aware of such excess, or the later of (A) the first Business Day after becoming aware of such excess to the extent such funds (other than an amount equal to anticipated expenditures) are immediately available in any account maintained by Borrower, and (B) the twelfth (12th) Business Day after the date that Borrower becomes aware of such excess.

2.2 Electronic Files. Borrower may deliver to Administrative Agent on an electronic basis the Loan Advance/Paydown Request Form, and Administrative Agent shall be entitled to rely on the information contained in the electronic files, provided that Administrative Agent in good faith believes that the files were delivered by a Responsible Officer of Borrower. If Borrower delivers this information electronically, it shall also deliver to Administrative Agent by reputable overnight courier service, hand delivery, or .pdf file within 5 Business Days of submission bearing the physical signature of the Responsible Officer. Borrower acknowledges that if Administrative Agent or any Lender makes an Advance or effects a repayment based on a request made by electronic mail, it shall be for the convenience of Borrower and all risks involved in the use of this procedure shall be borne by Borrower, and Borrower shall indemnify and hold such Person harmless therefor. Without limitation of the foregoing, Borrower acknowledges that Administrative Agent shall have no duty to confirm the authority of anyone requesting an Advance or repayment by electronic mail. Borrower assumes any losses or damages that may occur or arise out of the unauthorized use of electronic mail to request Advances.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rate. Except as set forth in Section 2.3(b), the LIBOR-based Advances shall bear interest, on the outstanding Daily Balance thereof, at the LIBOR-based Rate. The Prime-Based Advances shall bear interest, on the outstanding Daily Balance thereof, at the Prime-Based Rate.

(b) Overdue Rate. All Obligations that are not paid when due and payable shall bear interest on such overdue amount at a rate equal to three percent (3.00%) above the interest rate otherwise applicable to Advances.

(c) Payments. Borrower promises to pay to Administrative Agent, for the ratable benefit of the Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Administrative Agent and the Lenders hereunder on the Revolving Maturity Date. Borrower also shall be liable for the payment of interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof. Interest hereunder in respect of all Prime-Based Advances shall be due and payable on the first calendar day of each month during the term hereof. Interest hereunder in respect of all LIBOR-Based Advances shall be due and payable on the last day of the respective LIBOR Interest Periods for such Advances. During the term of the Revolving Facility, Administrative Agent shall, at its or Required Lenders’ option, charge such interest against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such tax is other than an Excluded Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Administrative Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or pay such amount to the Administrative Agent, for the ratable benefit of the Lenders, to be applied to the Obligations as Borrower specifies. After the occurrence of an Event of Default, the receipt by a Lender of any wire transfer of funds, check, or other item of payment shall be immediately paid to Administrative Agent, for the ratable benefit of the Lenders, to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Administrative Agent or any Lender after 12:00 p.m. Eastern time shall be deemed to have been received by such Person as of the opening of business on the immediately following Business Day. Whenever any payment to Administrative Agent or any Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees.

(a) Unused Fee. Borrower shall pay to Administrative Agent, to be distributed by Administrative Agent to the Lenders (other than any Defaulting Lender) in accordance with each Lender’s Revolving Percentage, an unused fee equal to thirty hundredths of one percent (0.30%) per annum of the difference between the amount of the Revolving Line as in effect from time to time and the Average Quarterly Balance in each calendar quarter, which fee shall be payable quarterly in arrears within five (5) Business Days after receipt of an invoice therefor sent after the last day of each such quarter and shall be nonrefundable.

(b) Lender Expenses. On the Closing Date, Borrower shall pay to Administrative Agent and each Lender, an amount equal to all Lender Expenses incurred through the Closing Date, including reasonable out-of-pocket attorneys’ fees and expenses. After the Closing Date, Borrower shall pay Administrative Agent and each Lender all Lender Expenses as and when they become due, including reasonable out-of-pocket attorneys’ fees and expenses, in each case, within 5 Business Days after receipt of a reasonably detailed invoice therefor.

(c) Administrative Agent Fee Letter. On the Closing Date, Borrower shall pay to Administrative Agent, such additional fees as shall have been separately agreed upon between Borrower and Administrative Agent in the Administrative Agent Fee Letter, in the amounts and at the times so specified in the Administrative Agent Fee Letter.

2.6 Additional Provisions Regarding LIBOR-Based Advances.

(a) Borrower may from time to time submit in writing a request that (x) any existing LIBOR-Based Advances continue for an additional LIBOR Interest Period or convert to a Prime-Based Advance or (y) any existing Prime-Based Advance convert to a LIBOR-Based Advance. Each written request for a continuation of a LIBOR-Based Advance shall be substantially in the form of a LIBOR Rate Continuation Certificate as set forth on Exhibit B-2, which shall be duly executed by a Responsible Officer, and shall specify the amount of the LIBOR Interest Period to be applicable to such LIBOR-Based Advances. Each written request for a conversion from a LIBOR-Based Advance to a Prime-Based Advance or from a Prime-Based Advance to a LIBOR-Based Advance shall be substantially in the form of the Loan Advance/Paydown Request Form attached as Exhibit B-1. Subject to the terms and conditions contained herein, after Administrative Agent’s receipt of such a request from Borrower, such LIBOR-Based Advances shall continue or convert, as the case may be provided that:

(i) no Event of Default exists;

(ii) no party hereto shall have sent any notice of termination of the Agreement;

(iii) Borrower shall have complied with such customary procedures as Administrative Agent has established from time to time for requests for LIBOR-Based Advances;

(iv) the amount of a LIBOR-Based Advance shall be at least One Hundred Thousand Dollars ($100,000);

(v) Administrative Agent shall have determined that the LIBOR Interest Period or LIBOR Rate is available to Administrative Agent as of the date of the request for such LIBOR-Based Advance; and

(vi) such request for Advance shall be delivered to Administrative Agent by 12:00 p.m. Pacific time on a Business Day that is at least two (2) Business Days prior to the proposed date of the requested Advance.

Any request by Borrower to continue any existing LIBOR-Based Advances or convert any Prime-Based Advances to LIBOR-Based Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR-Based Advances, but the provisions hereof shall be deemed to apply as if Administrative Agent had purchased such deposits to fund the LIBOR-Based Advances.

(b) Any LIBOR-Based Advances shall automatically continue for the same LIBOR Interest Period upon the last day of the applicable LIBOR Interest Period, unless Administrative Agent has received and approved a complete and proper request to continue such LIBOR-Based Advance by 10:00 a.m. Pacific time on the last day of the applicable LIBOR Interest Period in accordance with the terms hereof. Any LIBOR-Based Advances shall, at Administrative Agent’s option, at the end of the current LIBOR Interest Period convert to Prime-Based Advances in the event that an Event of Default shall occur and be continuing. Borrower shall pay to Administrative Agent, upon demand by Administrative Agent any amounts required to compensate Administrative Agent for any loss (excluding loss of anticipated profits), cost or expense incurred by such Person, as a result of the conversion of LIBOR-Based Advances to Prime-Based Advances pursuant to any of the foregoing.

(c) If for any reason (including voluntary or mandatory prepayment or acceleration), Administrative Agent receives all or part of the principal amount of a LIBOR-Based Advance prior to the last day of the LIBOR Interest Period for such LIBOR-Based Advance, Borrower shall on demand by Administrative Agent, pay Administrative Agent the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such LIBOR Interest Period or term exceeds (ii) the interest that would have been recoverable by Administrative Agent by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such LIBOR Interest Period or term at the interest rate determined by Administrative Agent.

(d) If Administrative Agent shall have determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such LIBOR Interest Period, Administrative Agent shall give email or telephonic notice (promptly confirmed in writing) thereof to

Borrower. If such notice is given (x) any LIBOR-Based Advances requested to be made on the first day of such LIBOR Interest Period shall be made as Prime-Based Advances, and (y) any outstanding LIBOR-Based Advances shall be converted, on the last day of the then-current LIBOR Interest Period, to Prime-Based Advances. Until such notice has been withdrawn by Administrative Agent, no further LIBOR-Based Advances shall be made or continued as such, nor shall Borrower have the right to convert Credit Extensions to LIBOR-Based Advances.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section):

(i) Replacing USD LIBOR. On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”) announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date (the “USD LIBOR Transition Date”), if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Prime-Based Advances. During the period referenced in the foregoing sentence, the component of the Prime Rate based upon the Benchmark will not be used in any determination of the Prime Rate.

(iii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(v) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(vi) Definitions. For purposes of this Section 2.6:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an LIBOR Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1) For purposes of clause (a) of this Section, the first alternative set forth below that can be determined by the Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.00644% (0.644 basis points) for an Available Tenor of overnight’s duration, 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of 12-month’s duration; or

(b) the sum of: (i) SOFR Average and (ii) 0.11448% (11.448 basis points).

(2) For purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Administrative Agent as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, (i) notwithstanding (1)(a) and (2) above, if the Borrower has a Swap Contract in place on the USD LIBOR Transition Date with the Administrative Agent for the purposes of hedging the Loan, the Benchmark Replacement will be the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and (ii) if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “LIBOR Interest Period,” the definition of “Prime Rate,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Average” means the compounded average of SOFR over a rolling calendar day period of thirty (30) days as published by the Federal Reserve Bank of New York (or a successor administrator of the SOFR Average).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

2.7 Additional Costs. In the case of any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority, that comes into effect or is implemented after the Closing Date:

(a) subjects any Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for (A) Excluded Taxes, (B) Indemnified Taxes, (C) Connection Income Taxes and (D) taxes on the net income of such Lender (however denominated)) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Lender; or

(c) imposes upon any Lender any other condition (other than taxes) with respect to its performance under this Agreement, and the result of any of the foregoing in this Section 2.7 is to increase the cost to such Lender, reduce the income receivable by such Lender or impose any expense upon such Lender with respect to the Obligations, Administrative Agent shall notify Borrower thereof. Borrower agrees to pay to Administrative Agent, for the ratable benefit of such affected Lender, the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Administrative Agent of a statement of the amount and setting forth such Lender’s calculation thereof, all in reasonable detail.

2.8 Taxes. For purposes of this Section 2.8, the term “applicable law” includes FATCA.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, and Borrower shall comply with the requirements set forth in this Section 2.8. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. Borrower shall, without duplication, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to Borrower.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.8, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d) Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(f)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation.

(ii) Without limiting the generality of the foregoing,

(1) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable;

a. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b. executed originals of IRS Form W-8ECI;

c. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in form and substance reasonably satisfactory to Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

d. to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form and substance reasonably satisfactory to Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance reasonably satisfactory to Administrative Agent on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) Any Lender that is an entity disregarded from its owner for U.S. federal income tax purposes shall also provide the applicable tax documentation with respect to such owner establishing an exemption from or reduction of any withholding Tax.

(vi) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of (or credit in lieu of) any Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.8 shall survive the resignation or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the Discharge of Obligations.

2.9 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.5 and in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to Administrative Agent by such Defaulting Lender pursuant to Section 13.7), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender hereunder; third, as Borrower may request (so long as no Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fourth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fifth, to the payment of any amounts owing to any Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Advances were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Loan Commitments under the Revolving Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.5(a) for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) Termination of Defaulting Lender. Borrower may terminate the unused amount of the Loan Commitment of any Defaulting Lender without premium or penalty upon not less than three (3) Business Days’ prior notice to Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.9(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Administrative Agent or any other Lender may have against such Defaulting Lender.

2.10 Pro Rata Treatment and Payments.

(a) Each payment by Borrower on account of any fee payable for the account of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders.

(b) Each payment (including each prepayment) by Borrower on account of principal of and interest on the Advances shall be made pro rata according to the respective outstanding principal amounts of the Advances then held by the Lenders.

(c) All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 12:00 p.m. Eastern time, on the due date thereof to Administrative Agent, for the account of the Lenders, in U.S. dollars and in immediately available funds. Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by Administrative Agent after 12:00 p.m. Eastern time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on LIBOR-Based Advances) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on LIBOR-Based Advances becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to Administrative Agent, Administrative Agent may assume that such Lender is making such amount available to Administrative Agent on such date in accordance with Section 2, and Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not in fact made available to Administrative Agent by the required time on the Borrowing Date therefor, such Lender and Borrower severally agree to pay to Administrative Agent, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrower but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the rate per annum applicable to such Advance. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s pro rata share of the Advance included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(e) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower is making such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against Borrower.

(f) If any Lender makes available to Administrative Agent funds for any Advance to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable extension of credit set forth in Section 3.1 or Section 3.2 are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g) The obligations of each Lender hereunder to (i) make Advances, and (ii) make payments pursuant to Section 13.7, as applicable, are several and not joint. The failure of any Lender to make any such Advance or to make any such payment under Section 13.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its Advances, to purchase its participation or to make its payment under Section 13.7.

(h) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

(i) If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(j) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Advance made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving Percentage, of such payment on account of the Advances obtained by all of the Lenders, such Lender shall forthwith advise Administrative Agent of the receipt of such payment, and within five (5) Business Days after such receipt purchase (for cash at face value) from the other Lenders (through Administrative Agent), without recourse, such participations in the Advances made by them or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Revolving Percentages; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(j) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.10(j) shall be required to implement the terms of this Section 2.10(j). Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.10(j) and shall in each case notify the Lenders following any such purchase. The provisions of this Section 2.10(j) shall not be construed to apply to (i) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.11 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than Contingent Obligations not then due and payable) remain outstanding or any Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, the Lenders shall have the right to terminate the obligation by written notice to Borrower to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Administrative Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than Contingent Obligations not then due and payable) are outstanding.

2.12 Reduction or Termination of Revolving Line at Borrower’s Option. So long as no Credit Extensions are outstanding, Borrower may terminate the Revolving Line by giving prior irrevocable written notice from Borrower to Administrative Agent of such termination three (3) Business Days prior to the effective date of such termination; provided that any such notice of reduction shall be permitted to be contingent on the occurrence of an event or financing. So long as no Credit Extensions in excess of the reduced amount are outstanding, Borrower may reduce the Revolving Line by giving prior irrevocable written notice from Borrower to Administrative Agent of such reduction three (3) Business Days prior to the effective date of such reduction; provided that any such notice of reduction shall be permitted to be contingent on the occurrence of an event or financing.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of each Lender to make the initial Credit Extension is subject to the condition precedent that Administrative Agent and each Lender shall have received, in form and substance satisfactory to Administrative Agent and each Lender, the following:

(a) this Agreement and any other Loan Document, duly executed and delivered by Borrower and the other Persons party thereto;

(b) the Administrative Agent Fee Letter, duly executed by Borrower;

(c) a UCC National Form Financing Statement in respect of Borrower;

(d) the Collateral Assignment, duly executed by Borrower and Investment Manager;

(e) the Security Agreement, duly executed and delivered by Aggregator Fund and the Aggregator Fund Managing Entity;

(f) Such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of each Fund and each Managing Entity as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Fund or such Managing Entity is a party, true and complete copies of the Operating Documents of such Fund or Aggregator Fund Managing Entity and the Investment Manager Certificate of Formation in existence on the Closing Date, together with certificates of good standing, in each case certified by a Responsible Officer to be correct and complete copies thereof an in effect on the date hereof;

(g) a favorable written opinion of counsel to Borrower and of counsel to Aggregator Fund, each in form and substance reasonably satisfactory to Administrative Agent;

(h) a copy of each Subscription Agreement and any Side Letter;

(i) duly executed Revolving Facility Promissory Notes delivered by the Borrower to each Lender in substantially similar form as Exhibit G attached hereto;

(j) such information and documentation as is requested by the Lenders so that Borrower has become KYC Compliant;

(k) payment of the fees and Lender Expenses then due specified in Section 2.5 hereof, which may be deducted from the proceeds of such initial Credit Extension; and

(l) such other documents, and completion of such other matters, as Administrative Agent may reasonably deem necessary or appropriate.

For purposes of determining compliance with the conditions specified in this Section 3.1, upon the making of the initial Credit Extension hereunder, Administrative Agent and each Lender shall be deemed to have (i) consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Administrative Agent and each Lender and (ii) acknowledged that each condition set forth in this Section 3.1 has been satisfied.

3.2 Conditions Precedent to all Credit Extensions. The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Administrative Agent of a Loan Advance/Paydown Request Form, as applicable;

(b) a Borrowing Base Certificate reflecting that, after giving effect to such Advance, the outstanding Obligations outstanding under this Agreement shall not exceed the Borrowing Base;

(c) an updated Capital Table;

(d) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date (except for such representations and warranties that are made as of a specified earlier date, which shall be true and correct in all material respects as of such specified earlier date);

(e) no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.

The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2. For the avoidance of doubt, a rollover or conversion pursuant to Section 2.6 is not a Credit Extension subject to the conditions precedent in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants, assigns by way of security and pledges to Administrative Agent, for the ratable benefit of the Lenders, a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its duties under the Loan Documents. Except for Permitted Liens or as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required. Each Fund and each Managing Entity shall from time to time execute and deliver to Administrative Agent, at the request of Administrative Agent, all Negotiable Collateral and other documents that Administrative Agent may reasonably request, in form reasonably satisfactory to Administrative Agent, to perfect and continue the perfection of Administrative Agent’s security interests in the Collateral and in order to fully implement the terms of the Loan Documents; provided, that in no event shall any deposit account or securities account of Aggregator Fund be subject to any security interest or Lien in favor of the Administrative Agent.

4.3 Right to Inspect. Administrative Agent and any Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect, at Administrative Agent’s expense (unless an Event of Default has occurred and is continuing), Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral, provided that, information relating to Members who Borrower has not identified on or before the Closing Date will not be required to be disclosed in any procedures relating to or described by this Section 4.3 or otherwise, and provided further that Borrower shall use commercially reasonable efforts to identify Members that are Institutional Investors.

4.4 Collateral Release. Administrative Agent shall irrevocably release and terminate any security interest in or Lien: (i) on all Collateral granted to Administrative Agent upon payment in full of all outstanding Obligations (other than Contingent Obligations not then due and payable) and termination of the commitment of Administrative Agent and each Lender to make Credit Extensions hereunder, or (ii) on any Collateral sold or otherwise transferred by Borrower in a transaction that is permitted under this Agreement to any Person that is not Borrower. The security interest in any such Collateral shall be automatically released without the need for any further action by any Person. In connection with any release or termination pursuant to this paragraph, Administrative Agent shall promptly execute and deliver all Uniform Commercial Code termination statements or similar documents that Borrower may reasonably request to evidence or confirm such release or termination, all at Borrower’ expense.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower and, solely as set forth in the Security Agreement, each of Aggregator Fund and the Aggregator Fund Managing Entity, as applicable, represents and warrants to Administrative Agent and the Lenders, as follows:

5.1 Due Organization and Qualification. Borrower and Investment Manager are limited liability companies, each duly existing under the laws of State of Delaware. Aggregator Fund is a limited partnership, and Aggregator Fund Managing Entity is a limited liability company, each duly existing under the laws of the State of Delaware. Each Fund and each Managing Entity is qualified and licensed to do business in any jurisdiction in which such qualification and licensing is required, except where the failure to be qualified and licensed to do business would not reasonably be expected to have a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents and the request for each Advance hereunder are within each Fund’s and each Managing Entity’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in the Operating Agreement, nor will they constitute an event of default under any material agreement to which such Fund or such Managing Entity is a party or by which such Fund or such Managing Entity is bound. No Fund nor Managing Entity is in default in a material respect under any material agreement to which it is a party or by which it is bound, except such defaults as would not reasonably be expected to have a Material Adverse Effect.

5.3 Enforceable Obligations. This Agreement and the other Loan Documents to which any Fund and/or Managing Entity is a party are the legal and binding obligations of such Fund or such Managing Entity, as applicable, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered a proceeding in equity or at law).

5.4 No Prior Encumbrances. To the knowledge of each Fund and each Managing Entity, each Fund and each Managing Entity has good and marketable title to all its property that constitutes Collateral, free and clear of Liens, other than Permitted Liens, and except as would not reasonably be expected to have a Material Adverse Effect.

5.5 Operating Agreement. As of the Closing Date each Operating Agreement is in full force and effect in the form presented to Administrative Agent as of the Closing Date.

5.6 Capital Calls. Each Managing Entity, on behalf of each Fund, as applicable, has full power and authority to grant a first priority security interest in the right of such Fund to request Capital Calls and no disability or contractual obligation exists that would prohibit or otherwise restrict such Fund from pledging such rights to Administrative Agent. There are no rights of first refusal or other restrictions with respect to the Capital Calls, except for Permitted Liens. Since the Closing Date, no Member has, or Members have, withdrawn from Borrower (except in connection with transfers of membership interests permitted under this Agreement). As of the Closing Date, Borrower has received within 15 days of the date due of any Capital Call by Borrower, aggregate Capital Contributions in response to such Capital Call in excess of ninety percent (90%) of the aggregate Capital Contributions requested by Investment Manager in such Capital Call.

5.7 Subscription Documents. Each Investor has executed a Subscription Agreement, a copy of which has been provided to Administrative Agent. A copy of any Side Letter has been provided to Administrative Agent. For each Investor, the Operating Agreement and its Subscription Documents set forth its entire agreement regarding its Capital Commitment. Each Fund has received fully completed and signed Subscription Agreements with respect to each of its Investors, including fully completed copies of all documentation to be attached thereto or delivered pursuant thereto. Each Fund confirms that no Side Letter will have an adverse impact on the extension and repayment of the Revolving Facility hereunder or the granting of any of the security interests contemplated in any of the Loan Documents.

5.8 No Defenses. No Fund (a) knows of any default or circumstance which with the passage of time and/or giving of notice would constitute a default under the Operating Agreement or any Subscription Document or which would constitute a defense to the obligations of any Investors to make Capital Contributions in accordance with the Operating Agreement or any Subscription Document, or (b) has any knowledge of any claims of offset or any other claims of any Investors which would or could diminish or adversely affect the obligations of Investors to make Capital Contributions and fund Capital Calls in accordance with the Operating Agreement and the applicable Subscription Documents.

5.9 Name; Location of Chief Executive Office. Except as previously disclosed to the Administrative Agent in writing, no Fund nor Managing Entity has done business under any name other than that specified on the signature page hereof. The chief executive office of each Fund and each Managing Entity is located at the address indicated in Section 10.

5.10 Litigation. There are no actions or proceedings pending by or against any Fund or any Managing Entity before any court or administrative agency which would reasonably be expected to have a Material Adverse Effect.

5.11 No Material Adverse Change in Financial Statements. All financial statements of Borrower that Administrative Agent has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a Material Adverse Effect since the date of the most recent of such financial statements submitted to Administrative Agent.

5.12 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.13 Alternative Investment Vehicles. Other than those Alternative Investment Vehicles which are in compliance with Section 7.14, no Alternative Investment Vehicles have been formed pursuant to or in accordance with the Operating Documents of Borrower.

5.14 Regulatory Compliance. Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act of 1940, as amended. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it except for such violations as would not reasonably be expected to have a Material Adverse Effect.

5.15 Taxes. Each Fund has filed or caused to be filed all material tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except, in each case, (i) if applicable, those which are being contested in good faith by appropriate proceedings and which such Fund has reserved against (to the extent required by GAAP) or (ii) where failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.16 Subsidiaries. Borrower has no Subsidiaries, except for (i) Permitted Investments, (ii) any SPV that holds Permitted Investments of or on behalf of Borrower and (iii) any SPV established to improve the tax efficiency of Borrower and any of its Subsidiaries described in clauses (i) or (ii) hereof.

5.17 Investment Accounts. Except as set forth on the Schedule or otherwise disclosed in writing to Administrative Agent, (i) none of Borrower’s cash or cash equivalents is maintained or invested with a financial institution other than Administrative Agent or an Affiliate of Borrower and (ii) none of Borrower’s material investment property is maintained or invested with a Person other than Administrative Agent or an Affiliate of Administrative Agent.

5.18 Government Consents. Each Fund has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain which would reasonably be expected to have a Material Adverse Effect.

5.19 Foreign Asset Control Laws. No Fund, Managing Entity nor any Affiliate of any Fund, and to each Fund’s knowledge, no Investor, is a Prohibited Person.

5.20 ERISA. (a) The underlying assets of each Fund do not constitute “plan assets” within the meaning of the Plan Asset Regulation because Borrower, as applicable, qualifies as an “operating company” within the meaning of the Plan Asset Regulation or (b) “Benefit Plan Investors” (as defined in Section 3(42) of ERISA) hold less than twenty-five percent (25%) of each class of equity interests in Borrower (calculated in accordance with Section 3(42) of ERISA) and, accordingly, the underlying assets of each Fund do not constitute “plan assets” within the meaning of the Plan Asset Regulation. Assuming that no portion of any Advance is or has been funded with “plan assets” (within the meaning of the Plan Asset Regulation) of any Plan, unless the applicable Lender or Lenders relied on an available prohibited transaction exemption, all of the conditions of which are satisfied, the execution, delivery and performance of this Agreement and the other Loan Documents by each Fund, the enforcement of the Obligations in accordance with the terms of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts under this Agreement, do not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code. No Fund nor any member of any Fund’s Controlled Group has established, maintains or has any obligation to contribute to any Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

5.21 Hazardous Materials. Borrower has not received any written notice or other written communication of any environmental liability, or otherwise learned of any actual or threatened environmental liability, which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (a) any actual or alleged non-compliance with or violation of any environmental Law or any permit issued under any environmental Law; or (b) the release or threatened release of any hazardous material, substance, matter or waste which constitutes or is regulated as a solid waste, hazardous waste, hazardous substance, toxic substance, pollutant or contaminant (as such terms are defined by or pursuant to any environmental Law) or other material, substance or matter regulated or controlled under any environmental Law (collectively, “Hazardous Materials”).

5.22 No Withdrawals Without Approval. No Investor is permitted to withdraw its interest in a Fund without the prior approval of the applicable Managing Entity.

5.23 Ownership Structure; Names of Investors. As of the date hereof, the sole investment manager of Borrower is the Investment Manager, and the sole managing member of Aggregator Fund is the Aggregator Fund Managing Entity. The (a) names of the Institutional Investors, if any, are correctly set forth in the most recently delivered Borrowing Base Certificate and (b) PWM Investors have been identified by number only on the most recently delivered Borrowing Base Certificate, and the Capital Commitment of each Investor is set forth on Schedule I thereto. No Capital Calls have been delivered to any Investor other than any that have been disclosed to the Administrative Agent in writing.

5.24 Full Disclosure. The information heretofore furnished by any Fund or Managing Entity in certificates or written statements furnished to Administrative Agent or any Lender, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such written statements not materially misleading. Such written information may include certain forward-looking statements and projections (the “Projections”) which reflect various estimates and assumptions by the Funds concerning anticipated results. The Funds do not make any representations or warranties as to the accuracy of any such Projections which may be furnished in any written information.

6.	AFFIRMATIVE COVENANTS.

Borrower and, as set forth in the Security Agreement, Aggregator Fund and the Aggregator Fund Managing Entity, each covenants and agrees that, until payment in full of all outstanding Obligations (other than Contingent Obligations not then due and payable), and for so long as Administrative Agent or any Lender has any commitment to make a Credit Extension hereunder:

6.1 Good Standing. Each Fund shall maintain its company existence in its jurisdiction of formation and maintain qualification and good standing in each jurisdiction in which it is required to do so, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect. Each Fund and Aggregator Fund Managing Entity shall maintain, and Borrower shall cause Investment Manager to maintain, in force all licenses, approvals and agreements necessary for the conduct of its business as currently conducted except where the failure to maintain such items would not reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Each Fund and Aggregator Fund Managing Entity shall comply, and Borrower shall cause Investment Manager to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, except such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower, and solely to the extent indicated below, Aggregator Fund, as applicable, shall deliver to Administrative Agent (with a copy to each Lender):

(a) as soon as available, but in any case:

(i) within 60 days after the end of each fiscal quarter (A) internally prepared financial statements for Borrower (including balance sheet, income, and cash flow statements, prepared in accordance with GAAP applied on a consistent basis except as otherwise noted therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes) certified by a Responsible Officer of Borrower, (B) a Compliance Certificate signed by a Responsible Officer of Borrower, (C) an updated Capital Table for Borrower certified by a Responsible Officer of Borrower, and (D) a summary report of each Capital Call (including the date and amount each Capital Call) issued during such fiscal quarter, in form and substance satisfactory to date, signed by a Responsible Officer;

(ii) within 120 days after the end of Borrower’s fiscal year end at December 31, (A) audited financial statements of Borrower for the preceding year prepared in accordance with GAAP, consistently applied (except as disclosed therein), together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Administrative Agent, and (B) a copy of each annual portfolio review summary or fund update for such fiscal year provided by Borrower to its investors, certified by a Responsible Officer of Borrower (but, for the avoidance of doubt, excluding items tailored or customized for particular investors); and

(iii) within 30 days after the end of each month, a Borrowing Base Certificate signed by a Responsible Officer of Borrower and confirmed by Aggregator Fund;

(b) Material Reports. Promptly upon distribution, a copy of all statements, reports and notices sent or made available by any Fund and/or any Fund’s Managing Entity generally to the Investors (but, for the avoidance of doubt, excluding items tailored or customized for particular investors);

(c) Legal Action Notices. Promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower that is reasonably likely to result in damages or costs to Borrower of $5,000,000 or more;

(d) No Plan Assets.

(i) Prior to admitting one or more ERISA Investors which would result in 25% of the total value of any class of equity interests in any Fund being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, such Fund shall deliver an Operating Company Opinion, addressed to the Administrative Agent and the Lenders, reasonably acceptable to Administrative Agent and its counsel (or a copy of Fund’s Operating Company Opinion, reasonably acceptable to Administrative Agent and its counsel, together with a Reliance Letter with respect thereto); and

(ii) To the extent that any Fund provided an Operating Company Opinion pursuant to Section 6.3(d)(i), such Fund shall provide to the Lender, by the 60th day of each Annual Valuation Period of such Fund, a certificate, addressed to the Lender, signed by a Responsible Officer of such Fund, in a form reasonably acceptable to the Lender, certifying that such Fund has met the requirements to be an Operating Company for the twelve-month period following the end of such Annual Valuation Period. To the extent that any Fund has “insignificant” participation by ERISA Investors within the meaning of the Plan Asset Regulations, such Fund shall provide to the Lender at the time of the delivery of the annual reports described in Section 6.3(a)(2) above, a certificate, addressed to the Lender, signed by a Responsible Officer of such Fund that the underlying assets of such Fund do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Fund is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(e) Alternative Investment Vehicle Formation Notice. At all times subject to Section 7.14, promptly upon the formation of any Alternative Investment Vehicle, notice thereof;

(f) Investor Transfers Notice. Promptly, but in any event within five (5) Business Days after (i) the date an Investor or Investors transfer or purport to transfer all or a portion of such Investor or Investors’ interest in any Fund or Capital Commitment(s) or (ii) any change to the roster of Investors of such Fund, notice thereof together with (1) copies of any assignment agreement and other documentation delivered to, or required of such Investor by such Fund and (2) an updated Capital Table of Borrower certified by a Responsible Officer;

(g) Investor Excuse, Withdrawal Notice. Promptly, but in any event within five (5) Business Days after each exercise of an excuse right by any Investor, exclusion right by any Managing Member or withdrawal right by any Managing Member or any Investor, deliver to Administrative Agent a notice setting forth each Investor that has exercised its excuse right or withdrawal right or as to which any Managing Manager has exercised an exclusion right or withdrawal right, and in each case the details thereof. In addition to the foregoing: promptly, and in any event within three (3) Business Days following any Managing Manager’s demand of the withdrawal (in whole or in part) of any Investor’s interest from any Fund, pursuant to the Operating Agreement or otherwise, the Managing Entity must deliver written notice to Administrative Agent setting forth in each case the details thereof;

(h) Investor Defaults Notice. Promptly, but in any event, within five (5) Business Days after the date that an Investor (i) fails to make a Capital Contribution when due in accordance with any Capital Call (without regard to any cure period contained in the applicable Operating Agreement) or (ii) otherwise becomes a Defaulting Investor, notice thereof together with the identity of such Investor or Defaulting Investor, as applicable;

(i) Fund Default Notice. Promptly after the occurrence of an Event of Default or any event that would be reasonably expected to result in an Event of Default; provided that the obligations of Aggregator Fund under this Section shall be applicable only with respect to any Event of Default or Default relating to Aggregator Fund, the Aggregator Fund Managing Entity or the Investors of Aggregator Fund;

(j) Events Affecting Advances Notice. Promptly after any circumstance arises (and in no event later than the next Business Day) that would reasonably be expected to affect the amount of Advances allowed under this Agreement, notice thereof;

(k) New Investors; Amendments to Subscription Documents or Operating Documents Notice. Within five (5) Business Days of execution thereof, notice of (i) any newly executed or amended Subscription Documents, together with executed copies of such new or amended Subscription Documents, (ii) any increase in the Capital Commitment of any Investor, together with a copy of the written evidence of such increase and, (iii) subject at all times to Section 6.5, any amendments, restatements or other modifications to the any Fund’s Operating Documents, together with executed copies of any such amendments, restatements or other modifications;

(l) Investment Period Notice. Promptly upon the occurrence thereof (and in no event later than the next Business Day), notice of any event which causes the Investment Period to be suspended or terminated, or, if, during the Investment Period, any conditions or requirements are imposed on any Investor’s obligation to fund Capital Contributions (other than those existing on the Closing Date); and

(m) Other Information. Such other financial information as Administrative Agent or any Lender may reasonably request from time to time (but subject to the same limitations as applicable to Section 4.3).

6.4 Use of Proceeds. Borrower shall cause the proceeds of the Credit Extensions to be used solely (a) as working capital, (b) to fund Borrower’s general business purposes or (c) to make Permitted Investments, all in accordance with the Operating Agreement, and not for personal, family, household or agricultural purposes or to repay outstanding principal indebtedness in connection with any other Credit Extension.

6.5 Operating Documents. Each Fund and Aggregator Fund Managing Entity shall cause, and Borrower shall cause Investment Manager to cause, its Operating Documents to remain in full force and effect in the form presented to Administrative Agent on the Closing Date, except for amendments that do not change the Investors of or the Commitments to a Fund (provided, however, that (y) transfers by Investors of such Fund or investors of the Institutional Investor and the related Commitments of Investors to transferees are permitted and transferee Individual Investors shall be automatically included in the Borrowing Base, but unless a transferee Investor that is an Institutional Investor is already an Investor in such Fund, such new Investor that is an Institutional Investor will be excluded from the Borrowing Base unless the inclusion of such new Investor that is an Institutional Investor in the Borrowing Base is consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed, and (z) the Operating Agreement may be modified to (A) admit additional Investors to the extent permitted by this Agreement or the Operating Agreement and (B) transfer commitments to Alternative Investment Vehicles (and release corresponding amounts of Capital Commitments of the Investors, but not to exceed in the aggregate for all Alternative Investment Vehicles that have not joined this Agreement as co-borrowers pursuant to Section 7.14, ten percent (10%) of the aggregate Capital Commitments), provided that such transfers do not adversely affect the right or ability (i) to make or enforce Capital Calls, (ii) to receive Capital Contributions and other payments from the Investors, or (iii) to satisfy such Fund’s obligations under this Agreement, and provided further that such new Investor that is an Alternative Investment Vehicle will be excluded from the Borrowing Base to the extent it has not joined this Agreement as a co-borrower pursuant to Section 7.14. Each Fund shall use commercially reasonable efforts (as determined by the respective Managing Entity, the Board of Directors or Managing Members, as applicable, in their good faith judgment) to enforce all of its rights and the obligations of the Investors under the Operating Agreement to make Capital Contributions to such Fund in accordance with its Operating Agreement, including without limitation the right to request Capital Contributions, and shall not amend, waive or release any of such rights without Administrative Agent’s prior written consent. Except as provided above, no Fund shall permit any Investor to withdraw from such Fund unless such Investor has reduced its Capital Commitments to zero (0) by transferring to permitted transferee Investors.

6.6 Taxes. Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it (in the reasonable judgment of Borrower) by law, and will execute and deliver to Administrative Agent, on reasonable demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, and will, upon reasonable request, furnish Administrative Agent with proof reasonably satisfactory to Administrative Agent indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.7 Bank Accounts. Each Fund shall deposit or cause to be deposited into such Fund’s accounts at Administrative Agent (or into a Collateral Account, provided, that with respect to any such account, such Fund (i) shall cause to be executed and delivered to Administrative Agent a deposit account control agreement in form and substance satisfactory to Administrative Agent and (ii) shall take all other steps necessary, or in the opinion of Administrative Agent, desirable to ensure that Administrative Agent has a perfected security interest in such account) all of Fund’s proceeds from Capital Calls, including, for the avoidance of doubt, all Capital Contributions.

6.8 Capital Calls. Each Fund shall cause, at all times during the term of this Agreement, (i) the Investors to be unconditionally required under the Operating Agreement to make Capital Contributions in response to a Capital Call sufficient to satisfy Borrower’s obligation in respect of each Credit Extension and (ii) the obligations of each of the Investors to pay amounts called in accordance with a notice of Capital Call pursuant to the applicable Operating Agreement to be valid, binding and enforceable under the terms of such Operating Agreement.

6.9 Insurance. Borrower will maintain insurance of such types (if any) and in such amounts as are consistent with customary practices and standards of the industry in which they operate, except to the extent the failure to maintain any such insurance would not result in a Material Adverse Effect.

6.10 Further Assurances. At any time and from time to time Borrower and each Managing Entity shall execute and deliver such further instruments and take such further action as may reasonably be requested by Administrative Agent or the Required Lenders to effect the terms of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower and, as set forth in the Security Agreement, Aggregator Fund and the Aggregator Fund Managing Entity, each covenants and agrees that, until payment in full of the outstanding Obligations (other than Contingent Obligations not then due and payable) or for so long as any Lender has any commitment to make Credit Extensions hereunder:

7.1 Dispositions. Borrower shall not convey, sell, lease, transfer or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, a “Transfer”) any part of its business or property, other than (i) Transfers of securities, derivatives, hedging or foreign exchange transaction, cash or cash equivalents, Portfolio Investments and Equipment in the ordinary course of Borrower’s business or (ii) any SPV wholly-owned by Borrower in connection with a Permitted Investment.

7.2 Change in Business or Executive Office. No Fund shall engage in any business other than the businesses currently engaged in by such Fund and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business substantially in the manner conducted by such Fund as of the Closing Date; or without thirty (30) days prior written notification to Administrative Agent, relocate its chief executive office or jurisdiction of formation; or without Administrative Agent’s prior written consent, change the date on which its fiscal year ends. The Borrower shall not suffer or permit a Change in Control.

7.3 Mergers or Acquisitions; Divisions. No Fund shall (a) merge or consolidate with or into any other business organization, unless such Fund is the surviving entity, nor shall any Managing Entity merge or consolidate with or into any Person that is not a direct or indirect Subsidiary of Goldman Sachs, unless such Managing Entity is the surviving entity, or acquire all or substantially all of the capital stock or property of another Person (including without limitation, pursuant to a Division), other than Permitted Investments (including, for the avoidance of doubt, (i) SPV wholly-owned by Borrower that holds Permitted Investments of or on behalf of Borrower and (ii) any SPV established to improve the tax efficiency of Borrower and any of its Subsidiaries described in clause (i)) or (b) approve or consummate any Division.

7.4 Indebtedness. No Fund shall create, incur, assume or be or remain liable with respect to any Indebtedness other than (i) Permitted Indebtedness or (ii) distributions to its Investors in accordance with its Operating Agreement that may constitute a Contingent Obligation.

7.5 Encumbrances. No Fund nor Aggregator Fund Managing Entity shall, and Borrower shall cause Investment Manager not to, create, incur, assume or suffer to exist any Lien with respect to any of the Collateral other than Permitted Liens, or assign or otherwise convey any right to receive income with respect to the Collateral other than Permitted Liens, or agree with any Person other than Administrative Agent and Lenders not to grant a security interest in, or otherwise encumber, any of the Collateral.

7.6 Investments. Borrower shall not directly nor indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments.

7.7 Distributions. Borrower shall not make any distribution, except for (i) distributions to its Members as permitted by Borrower’s Operating Agreement, (ii) paying fees and expenses in the ordinary course of business in accordance with Borrower’s Operating Agreement and (iii) distributions for Taxes, provided no such distribution or payment of fees and expenses may be made in the cases of clauses (i) and (ii) if (x) an Event of Default has occurred and is continuing or would exist after giving effect thereto and (y) any Credit Extensions are outstanding.

7.8 Transactions with Affiliates. Borrower shall not directly nor indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) arrangements listed on the Schedule, (ii) distributions to its Members or any transaction with any Affiliate of Borrower consummated in accordance with the Operating Agreement, (iii) transactions that are in the ordinary course of Borrower’s business (including Capital Contributions, distributions and transactions related to Alternative Investment Vehicles, or parallel funds, in each case to the extent not otherwise prohibited by this Agreement or the Operating Agreement), (iv) any Portfolio Investments, (v) any management agreements and transactions permitted thereunder or (vi) transactions that are upon fair and reasonable terms taken as a whole that are not materially less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person. Notwithstanding the foregoing, this Agreement shall not prohibit or restrict the ability of any Portfolio Investment from entering into transactions or otherwise operating its business.

7.9 Subordinated Debt. Borrower shall not make any payment in respect of any Subordinated Debt except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt in a manner materially adverse to Administrative Agent or Lenders without Administrative Agent’s prior written consent.

7.10 Subscription Documents. No Fund shall (a) agree to any amendment or modification (including any waiver) of any Subscription Agreement or Side Letter or (b) execute any new Side Letters, in each case of (a) and (b), without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed). In no event shall any Fund nor Aggregator Fund Managing Entity enter into, and Borrower shall cause Investment Manager to refrain from entering into, (i) any agreement which shall restrict, limit or penalize or control its ability to make Capital Calls or the timing thereof or (ii) a Side Letter with any existing PWM Investor after the date hereof.

7.11 ERISA Compliance. No Fund shall take any action that would cause it to fail: (a) to qualify as an Operating Company, or (b) to otherwise meet an exception under the Plan Asset Regulations. No Fund shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406 of ERISA that would subject any Lender to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA. Neither Fund nor any member of such Fund’s Controlled Group shall establish, maintain or have any obligation to contribute to any Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

7.12 Compliance. Borrower shall not become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose; fail to comply with the Federal Fair Labor Standards Act; or violate any other law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Administrative Agent’s Lien on the Collateral.

7.13 Sanctions. No Fund shall become a Prohibited Person or permit the proceeds of the Obligations to be used to violate any Sanctions; or admit any Investor that is a Prohibited Person.

7.14 Alternative Investment Vehicles. Borrower shall not cause or permit any Alternative Investment Vehicle to exist other than (i) pursuant to a transfer permitted under and subject to Section 6.5, or (ii) an Alternative Investment Vehicle that has joined this Agreement as an additional borrower or guarantor pursuant to Loan Documents reasonably acceptable to Administrative Agent. In connection therewith, Borrower shall provide Administrative Agent with authority documents acceptable to Administrative Agent, including, without limitation, an authority/enforceability opinion from such Alternative Investment Vehicle’s counsel and a certificate from the Secretary of State or registrar of such Alternative Investment Vehicle’s jurisdiction of formation certifying that such Alternative Investment Vehicle is validly existing and is in good standing in such jurisdiction. Under no circumstance shall (a) all or any portion of a Member’s Capital Commitment be transferred to an Alternative Investment Vehicle, (b) Capital Contributions be made or directed to an Alternative Investment Vehicle or (c) title to any Investment be transferred to an Alternative Investment Vehicle, in each case, without the prior written consent of Administrative Agent and the Required Lenders as an additional borrower or guarantor in accordance with this Section 7.14.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1 Payment Default. If Borrower fails to pay, (a) when due, the principal of any Advance due hereunder or (b) within three (3) Business Days of notice from the Administrative Agent of the failure to pay any other Obligations due hereunder;

8.2 Covenant Default. If any Fund or any Managing Entity fails to perform in any material respect any of its obligations under Article 6 or violates any of the covenants, as applicable, contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement, as applicable, contained in this Agreement or in any of the other Loan Documents, and as to any such default under Article 6 of this Agreement or such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within thirty (30) days after Borrower receives notice thereof from Administrative Agent;

8.3 Company. (a) If any Fund or any Managing Entity is dissolved or any Fund’s or Managing Entity’s existence is otherwise terminated or any action is taken to effect such termination or any Fund’s or Managing Entity’s dissolution, or if any Fund, any Managing Entity, the Board of Directors or Managing Members fails to comply in any material respect with any term of the Operating Agreement, which failure would excuse the obligations of the Investors of any Fund to make Capital Contributions to such Fund, or if the Operating Agreement ceases to be enforceable against any Investor of any Fund, or (b) if within 15 days of the date due of any Capital Call by Borrower, aggregate Capital Contributions in response to such Capital Call in excess of ten percent (10%) of the aggregate Capital Contributions requested by Investment Manager in such Capital Call have not been made (it being acknowledged that such calculations will occur on a per Capital Call basis, rather than a cumulative basis);

8.4 Material Adverse Effect. If a Material Adverse Effect remains in existence for thirty (30) days after notice from the Administrative Agent to Borrower specifying the circumstances of such Material Adverse Effect in reasonable detail and specify that Administrative Agent has determined that such circumstances constitute a Material Adverse Effect;

8.5 Attachment. Other than Permitted Liens, if any material portion of any Fund’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if any Fund is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Fund’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of any Fund’s assets by the United States government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after any Fund receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Fund (provided that no Credit Extensions will be required to be made during such cure period);

8.6 Insolvency or Bankruptcy. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default in the payment (or delivery of collateral) under any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $5,000,000 or which would reasonably be expected to have a Material Adverse Effect;

8.8 Judgments. If a judgment or judgments for the payment of money in an amount (not covered by insurance as to which the insurer has acknowledged coverage), individually or in the aggregate, of at least $5,000,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) consecutive days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.9 Misrepresentations. If any representation or warranty made or deemed made by or on behalf of Borrower in or in connection with this Agreement or any other Loan Documents or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Documents shall prove to have been incorrect in any material respect when made or deemed made; provided that none of the foregoing shall constitute a Default or an Event of Default if the circumstances giving rise to the inaccuracy of such representation or warranty are capable of being reversed or remedied, for so long as Borrower is diligently pursuing such reversal or remedy (but for a period not to exceed 30 days after notice from Administrative Agent to Borrower); and

8.10 Collateral Assignment and Security Agreement. If the Collateral Assignment or Security Agreement cease for any reason to be in full force and effect, or any Fund or Managing Entity fails to perform any material obligation under the Collateral Assignment or Security Agreement to which it is a party.

8.11 Investor Default. After the Closing Date, at any time (such time being referred to as a “determination time”), either (i) three (3) or more non-affiliated Investors of Aggregator Fund included in the Borrowing Base having Capital Commitments constituting twelve percent (12%) or greater of the aggregate Capital Commitments of all Investors of Aggregator Fund included in the Borrowing Base continue to be in default at such determination time on their respective obligations to pay Capital Calls if such payments had not been made within thirty (30) days of the dates the respective corresponding Capital Calls were due (following the expiration of any applicable notice or cure period under the relevant Operating Agreement in respect thereof) or (ii) Investors of Aggregator Fund having Capital Commitments constituting twenty percent (20%) or greater of the aggregate Capital Commitments of all Investors of Aggregator Fund continue to be in default at such determination time on their respective obligations to pay Capital Calls if such payments had not been made within thirty (30) days of the dates the respective corresponding Capital Calls were due (following the expiration of any applicable notice or cure period under the relevant Operating Agreement in respect thereof).

8.12 [Reserved]

8.13 Goldman Sachs and Managing Entity Capital Contributions. Goldman Sachs or the Managing Entity of Borrower or Aggregator Fund shall fail to make any Capital Contribution within five (5) Business Days of the date when due.

8.14 Investment Advisor of Aggregator Fund. Any of (i) any Person that succeeds to the business of The Goldman Sachs Group, Inc. (or any successor to its business), Goldman Sachs & Co. LLC, or Goldman Sachs Asset Management, LP, (ii) The Goldman Sachs Group, Inc. or any of its affiliates, (iii) any Person of which at least fifty percent (50%) of the voting securities or ownership interests is owned, directly or indirectly, by (1) The Goldman Sachs Group, Inc., (2) any Person, the ownership of which is substantially the same as that of The Goldman Sachs Group, Inc. or (3) any Person described in the foregoing clause (i), shall be unable to serve as an investment advisor of Aggregator Fund under any applicable Law.

9.	ADMINISTRATIVE AGENT’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon (x) the occurrence and during the continuance of an Event of Default, and (y) except in the case of an exercise of rights or remedies under Section 9.1(a) or Section 9.1(b), any Fund and/or Managing Entity failing or refusing to issue a Capital Call to the Investors within five (5) Business Days after the Obligations are due and payable in an amount sufficient to repay all Obligations then deemed payable, or, in the event such Capital Call is issued by any Fund and/or its Managing Entity within such five (5) Business Day period, Borrower’s failure to repay all Obligations then deemed payable within ten (10) Business Days after the end of such five (5) Business Day period, Administrative Agent may, and shall, at the request of the Required Lenders, without notice of its election and without demand, do any one or more of the following:

(a) Declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall terminate immediately, and declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, the Revolving Commitments shall terminate immediately and all Obligations shall become immediately due and payable, in each case, without any action by Administrative Agent or Lenders);

(b) Instruct the Lenders to cease advancing money or otherwise extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Administrative Agent or a Lender;

(c) Settle or adjust disputes and claims directly with account debtors (but, for the avoidance of doubt, excluding Investors) for amounts, upon terms and in whatever order that Administrative Agent reasonably considers advisable;

(d) Make such payments and do such acts as Administrative Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral and/or any documents relating to the right to make or enforce Capital Calls if Administrative Agent so requires, and to make such documents and/or the Collateral available to Administrative Agent as Administrative Agent may designate. Borrower authorizes Administrative Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Administrative Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Administrative Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Administrative Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) enforce all of the rights of Borrower and Investment Manager under the Operating Agreement and otherwise against any Members of Borrower or other Persons, including without limitation the right to compel such Members to make Capital Contributions under the Operating Agreement, and apply the proceeds of such Capital Contributions to the Obligations;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Administrative Agent is hereby granted (subject to any existing rights of third parties) a license or other right, solely pursuant to the provisions of this Section, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Administrative Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit;

(g) Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Administrative Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Administrative Agent deems appropriate; provided, however, that except in connection with a sale, transfer or assignment made pursuant to Section 12.1, notwithstanding anything to the contrary in this Agreement, any other Loan Documents, applicable law or otherwise, Administrative Agent shall not sell or otherwise dispose of to a third party the right to call uncalled Capital Contributions (or Capital Commitments) unless or until Administrative Agent has done all of the following: (i) exercised the remedies set forth in clauses 9.1(a) and (b); (ii) exercised commercially reasonable efforts to collect Capital Contributions pursuant to the Collateral Assignment and Security Agreement for a period of thirty (30) days from the occurrence of the Event of Default; and (iii) exercised commercially reasonable efforts for an additional period of thirty (30) days to dispose of other Collateral;

(h) Administrative Agent may credit bid and purchase at any public sale; and

(i) any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Administrative Agent hereby acknowledges that, to the extent that it holds physical possession or “control” (as defined in the Code) over any Collateral, such possession or control is also for the benefit of each of the Lenders.

9.2 Right of Setoff; Deposit Accounts. Upon the occurrence and during the continuance of an Event of Default, each Lender and each of its Affiliates is hereby authorized by Borrower (after such Lender has used commercially reasonable efforts to notify Borrower of such proposed setoff), at any time and from time to time, to the extent permitted by applicable law, (a) to set off against, and to appropriate and apply to the payment of, the Obligations of Borrower under the Loan Documents that are due and payable any and all amounts owing by such Lender to Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as such Lender or its Affiliates in its sole discretion may elect. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Advance made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving Percentage, as applicable, of such payment on account of the Advances, such Lender shall forthwith advise Administrative Agent of the receipt of such payment, and within five (5) Business Days after such receipt purchase (for cash at face value) from the other Lenders (through Administrative Agent), without recourse, such participations in the Advances made by them, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Revolving Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 9.2 may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 9.2 shall be required to implement the terms of this Section 9.2. Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 9.2 and shall in each case notify the Lenders following any such purchase. The provisions of this Section 9.2 shall not be construed to apply to (i) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement, or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation. In the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff.

9.3 Power of Attorney. Effective only upon (x) the occurrence and during the continuance of an Event of Default and (y) any Fund and/or Managing Entity failing or refusing to issue a Capital Call to the Investors within five (5) Business Days after the Obligations are due and payable in an amount sufficient to repay all Obligations then deemed payable, or, in the event such Capital Call is issued by any Fund and/or its Managing Entity within such five (5) Business Day period, Borrower’s failure to repay all Obligations then deemed payable within ten (10) Business Days after the end of such five (5) Business Day period, Borrower and its Investment Manager hereby irrevocably appoints Administrative Agent (and any of Administrative Agent’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Administrative Agent’s security interest in the Accounts to the extent constituting Collateral; (b) endorse Borrower’s name on any checks or other forms of payment or security to the extent constituting Collateral that may come into Administrative Agent’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors, in each case to the extent relating to any Collateral; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance insuring the Collateral on any portion thereof; (f) settle and adjust disputes and claims respecting the accounts directly with Account debtors (but, for the avoidance of doubt, not Investors), for amounts and upon terms which Administrative Agent determines to be reasonable; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; (h) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same, (i) make or request Capital Calls in an amount sufficient to satisfy all Obligations and enforce the obligation of any Investors to make Capital Contributions, (j) notify any or all Investors to make all payments due or to become due in connection with Capital Calls directly to a deposit account subject to Administrative Agent’s first priority perfected Lien, (k) transfer the Collateral into the name of Administrative Agent or a third party as the Code permits, (l) exercise and enforce every right, power, remedy, authority, option and privilege and take all steps, actions, suits or proceedings necessary to make Capital Calls and to receive Capital Contributions and/or any proceeds thereof and any other rights to call for additional Capital Contributions as contemplated by the Operating Agreement or any Subscription Document, including, without limitation, the right to make Capital Calls, (m) enforce the payment thereof and the related terms of the Operating Agreement or any Subscription Document and all rights in respect of Capital Calls against each Investor thereunder, provided that the initial Capital Calls made with respect to Borrower shall be made to the Investors of Borrower in an aggregate amount that is proportionate to the amount of Advances owed by Borrower; (n) make allowances or adjustments related to the funding of Capital Calls, (o) compromise any claims related to the Collateral or the failure of any Investor to fund Capital Calls; provided Administrative Agent may exercise such power of attorney to sign the name of Borrower or Investment Manager on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. In furtherance of the rights granted pursuant to clause (m) of the immediately preceding sentence, if in consequence of the occurrence and continuance of an Event of Default Administrative Agent has notified such Fund of Administrative Agent’s election to pursue its default rights and remedies under this Agreement, then promptly following Administrative Agent’s request therefor, such Fund or such Managing Entity shall disclose to Administrative Agent the identity of and furnish to Administrative Agent the contact information for each of the Investors of such Fund. Administrative Agent shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies. Notwithstanding the foregoing, Administrative Agent shall not be responsible in any way for any depreciation in the value of the Collateral nor have any duty or responsibility whatsoever to take any steps to preserve any rights of Borrower or Investment Manager in the Collateral under the Operating Agreement or any Subscription Document. The appointment of Administrative Agent as Borrower’s and Investment Manager’s attorney in fact, and each and every one of Administrative Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than Contingent Obligations not then due and payable) have been fully repaid and performed and Lenders’ obligation to provide Credit Extensions hereunder is terminated. The exercise by Administrative Agent of any of the rights granted hereunder shall not release Borrower or Investment Manager from any duties or obligations under the Operating Agreement or any Side Letter, and Administrative Agent shall not have any obligations or duties of Borrower or Investment Manager under the Operating Agreement or any Side Letter.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default:

(a) Borrower irrevocably waives the right to direct the application of payments at any time or times thereafter received by Administrative Agent or any Lender from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Administrative Agent and Lenders on the other, Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and to reapply all payments received against the Obligations in such manner as Administrative Agent and/or the Lenders may deem advisable (subject to the pro rata application of all such sums in accordance with this Agreement and to the order of application set forth in clause (b) of this Section 9.4) notwithstanding any previous application by Administrative Agent or the Lenders, and

(b) after the exercise of remedies provided for in Sections 9.1 through 9.3, any amounts received by the Administrative Agent or any Lender on account of the Obligations shall be applied by the Administrative Agent and Lenders in the following order:

(i) first, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any expenses related to the exercise of remedies against the Collateral, fees, charges and disbursements of counsel to Administrative Agent) payable hereunder to Administrative Agent in its capacity as such (including interest thereon));

(ii) second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders (including any reasonable fees, charges and disbursements of counsel to the respective Lenders and other amounts payable to the Lender hereunder), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

(v) fifth, to the payment of all other Obligations of Borrower that are then due and payable to Administrative Agent and the other Lenders on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations owing to Administrative Agent and to the other Lenders on such date; and

(vi) last, the balance, if any, after all of the Obligations have been paid in full, to Borrower or as otherwise required by law.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Revolving Percentage unless expressly provided otherwise. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Administrative Agent and Lenders for purposes of perfecting Administrative Agent’s and Lenders’ security interest therein. Notwithstanding anything to the contrary contained herein, Borrower shall not be liable for the failure of any Lender to comply with its obligations hereunder.

9.5 Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Administrative Agent may do any or all of the following after reasonable notice to Borrower and with the consent of the Required Lenders: (a) make payment of the same or any part thereof to the extent such amounts relate to protecting or maintaining the Collateral; (b) set up such reserves as Administrative Agent deems necessary to protect Administrative Agent or any Lender from the exposure created by such failure; or (c) take any action with respect to such policies as Administrative Agent deems prudent. Any amounts so paid or deposited by Administrative Agent shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Administrative Agent shall not constitute an agreement by Administrative Agent or any Lender to make similar payments in the future or a waiver by Administrative Agent or any Lender of any Event of Default under this Agreement.

9.6 Administrative Agent’s Liability for Collateral. So long as Administrative Agent complies with reasonable Administrative Agenting practices, Administrative Agent shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever unless, in each case, resulting from Administrative Agent’s gross negligence or willful misconduct. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.7 Remedies Cumulative and Subject to Limitations. Administrative Agent’s and each Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Administrative Agent and each Lender shall have all other rights and remedies not inconsistent with this Agreement as provided under the Code, by law, or in equity. No exercise by Administrative Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Administrative Agent or any Lender of any Event of Default on any Fund’s or Managing Entity’s part shall be deemed a continuing waiver. No delay by Administrative Agent or any Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Administrative Agent or any Lender of any Event of Default or compliance with any Loan Document shall be effective unless made in a written document signed on behalf of Administrative Agent and Lenders and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.8 Demand; Protest. Except as specified in this Agreement or any other Loan Document, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Administrative Agent or any Lender on which Borrower may in any way be liable.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by an internationally recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by electronic mail to Borrower, Aggregator Fund, Aggregator Fund Managing Entity, Administrative Agent, or Lenders, as the case may be, at its addresses set forth below:

If to Borrower:

SCP Private Credit Income BDC LLC

c/o SLR Capital Partners, LLC

500 Park Avenue, 3rd Floor

New York, NY 10022

Attn: Michael S. Gross and Bruce Spohler

FAX: (212) 993-1698

Email: mgross@slrcp.com and bspohler@slrcp.com

With a copy to:	SLR CAPITAL PARTNERS, LLC 500 Park Avenue, 3rd Floor New York, NY 10022

Attn: Richard Peteka FAX: (212) 994-8545 Email: RPeteka@slrcp.com

If to Aggregator Fund or Aggregator Fund Managing Entity:

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attn: Clifford Deguerre

Phone: (212) 357-3067

Fax: (212) 256-2224

Email: clifford.deguerre@gs.com; PEG-Reporting@GS.com

If to EWB, as Administrative Agent or a Lender:	EAST WEST BANK 485 Madison Ave., 12th Fl New York, NY 10022 Attn: Arquelio Semidey, Managing Director Email: Arquelio.Semidey@EastWestBank.com; privateequityadvances@eastwestBank.com

The parties hereto may change the address at which they are to receive notices hereunder or other notice information, by notice in writing in the foregoing manner given to the other. All such notices or demands shall be effective when received on a Business Day (or, if not received on a Business Day, on the first Business Day after receipt).

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. The parties hereby submit to the non-exclusive jurisdiction of the state and federal courts located in New York, New York. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Administrative Agent’s and each Lender’s prior written consent, which consent may be granted or withheld in Administrative Agent’s and each Lender’s sole discretion. No Lender shall have the right, except with the prior written consent of Borrower, such consent not to be unreasonably withheld, to sell, transfer, negotiate or grant participations in, all or any part of, or any interest in, such Lender’s obligations, rights and benefits hereunder. Notwithstanding the foregoing, no consent of Borrower is necessary for any sale, transfer or assignment of any interest if an Event of Default has occurred and is continuing. Subject to the foregoing, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement by executing and delivering to Administrative Agent an Assignment and Acceptance; provided, however, no such assignment shall be made to (A) Borrower or any of its Affiliates or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B). In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, each Lender shall have the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights and benefits hereunder. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Loan Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Administrative Agent and each Lender and its officers, employees, and agents against: (a) all losses suffered by Administrative Agent and each Lender arising as a result of obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Administrative Agent or any Lender as a result of or in any way arising out of transactions between Administrative Agent or any Lender and Borrower under this Agreement or the other Loan Documents (including without limitation reasonable out-of-pocket attorneys’ fees and expenses), except in each case for (i) losses caused by Administrative Agent’s or such Lender’s bad faith, gross negligence or willful misconduct, (ii) losses that arise from breach by Administrative Agent or such Lender of this Agreement or any other Loan Document, (iii) losses arising from any settlement or compromise of any demand, claim, liability, litigation or investigation without the prior written consent of Borrower, which consent shall not be unreasonably withheld, or (iv) taxes, other than any taxes that represent losses arising from any non-tax claim.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.5. The Required Lenders and Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall:

(a) (i) forgive the principal amount or extend the final scheduled date of maturity of any Advance, (ii) reduce the stated rate of any interest or fee payable hereunder, or (iii) extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Loan Commitment, in each case, without the written consent of each Lender directly affected thereby;

(b) (i) eliminate or reduce the voting rights of any Lender under this Section 12.5 without the written consent of such Lender; (ii) amend the definition of Required Lenders, (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or (iv) release the Borrower from its obligations under the Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the guarantors from their obligations under any guaranty, in each case without the written consent of all Lenders;

(c) amend, modify or waive any pro rata requirements or the application of payments in Section 9.4 without the written consent of each Lender; or

(d) without the consent of the Administrative Agent and Aggregator Fund, amend, waive, or in any way modify or suspend any provision to the extent directly applicable thereto or directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon Borrower, Lenders, Administrative Agent and all future holders of the loans made under this Agreement. In the case of any waiver, Borrower, Lenders and Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

12.6 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing this Agreement or any Loan Document (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof. The foregoing applies to all agreements executed in connection with this Agreement and any Loan Document.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than Contingent Obligations not then due and payable) remain outstanding or any Lender has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Administrative Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Administrative Agent and Lenders have run. The obligations of Administrative Agent and Lenders pursuant to Section 12.8 shall survive for two (2) years after termination of this Agreement.

12.8 Confidentiality. Administrative Agent and each Lender agrees to keep confidential, and not use for any purpose other than in connection with this Agreement, any other Loan Document and the transactions contemplated hereby and thereby, any confidential information, the investor information and information with respect to Investments on the terms and conditions of this Section 12.8 except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Administrative Agent and each Lender on a reasonable need to know basis in connection with this Agreement, any other Loan Documents and the transactions contemplated hereby and thereby (and Administrative Agent and each Lender remains responsible for the compliance of such subsidiaries or Affiliates with this Section 12.8), (ii) to prospective transferees or purchasers of any interest in the Loans upon prior written consent of Borrower, such consent not to be unreasonably withheld or delayed, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Administrative Agent or any Lender, (v) in connection with a sale transfer or assignment of any interest if an Event of Default has occurred and is continuing; provided that such prospective transferee has entered into a comparable confidentiality agreement in favor of Borrower and delivered a copy to Borrower, and (vi) in connection with the enforcement by Administrative Agent of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Administrative Agent or any Lender when disclosed to Administrative Agent or such Lender, or becomes part of the public domain after disclosure to Administrative Agent or any Lender through no fault of Administrative Agent or such Lender; or (b) is disclosed to Administrative Agent or any Lender by a third party, provided Administrative Agent or such Lender does not have actual knowledge that such third party is prohibited from disclosing such information. Administrative Agent and each Lender will have complied with this Section 12.8 if Administrative Agent and such Lender and all employees and agents of Administrative Agent and such Lender shall exercise the same degree of care that Administrative Agent and such Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information it has received pursuant to this Agreement.

12.9 Lenders as Qualified Purchasers. Each Lender represents and warrants to Borrower that such Lender, and each of its assignees or participants, if any, (i) is a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the rules and regulations relating thereto and (ii) is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

12.10 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.11 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property)

were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 12.11, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

12.12 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its

Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case.

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.12(b).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under clause (a) hereof or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (a) hereof, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Advances to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower; provided that this Section 12.12(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of any Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.13 Anti-Terrorism Law. Administrative Agent hereby notifies Borrower and Investment Manager that, pursuant to the requirements of Anti-Terrorism Law, Administrative Agent may be required to obtain, verify and record information that identifies Borrower and Investment Manager, which information may include the name and address of Borrower and Investment Manager and other information that will allow Administrative Agent to identify Borrower and Investment Manager in accordance with Anti-Terrorism Law. Borrower and Investment Manager hereby agree to take any action necessary to enable Administrative Agent to comply with the requirements of Anti-Terrorism Law.

12.14 Limited Liability of Investors. Except with respect to any expenses and direct or actual losses arising from any Managing Entity’s intentional misrepresentation hereunder, fraud, bad faith or willful misapplication of proceeds in contravention of this Agreement, for which there shall be full recourse to such Managing Entity, none of the Investors, including the Investment Manager, shall have any personal, partnership, corporate or trust liability for the payment or performance of the Obligations. Nothing contained in this Section 12.14 or in any of the other provisions of the Loan Documents, or other reports, financial statements, notices or certificates delivered in connection herewith and therewith, shall be construed to limit, restrict, or impede the obligations, the liabilities, and indebtedness of Borrower, or of any Investor to make its Capital Contributions to Borrower in accordance with the terms of the applicable Operating Agreement and its Subscription Agreement. Notwithstanding anything contained in this Section 12.14, the payment and performance of the Obligations shall be fully recourse to Borrower (but not the Investment Manager, except as expressly provided herein) and their respective properties and assets. Notwithstanding the foregoing or anything to the contrary in this Agreement or any of the other Loan Documents, the obligations of each of the Aggregator Fund, each Investor in the Aggregator Fund and the Aggregator Fund Managing Entity under the Loan Documents is subject in all respects to the terms and conditions of the Borrower’s Operating Agreement (in the case of the Aggregator Fund) and the Aggregator Fund Operating Agreement (in the case of the investors in the Aggregator Fund), and under no circumstances shall the Aggregator Fund, the Aggregator Fund Managing Entity, or any investor in the Aggregator Fund at any time have any liability in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents, in an amount in excess of that required, as of such time, under the terms and conditions of the Borrower’s Operating Agreement (in the case of the Aggregator Fund and its Managing Entity) and the Aggregator Fund Operating Agreement (in the case of the Investors in the Aggregator Fund). Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, any payment obligation (including, without limitation, any indemnity obligations) of the Aggregator Fund hereunder or under any other Loan Document shall be an obligation of the Aggregator Fund only, limited to the assets of the Aggregator Fund, and no Managing Entity of the Aggregator Fund shall have any liability therefor (including by reason of being a general partner of the Aggregator Fund).

12.15 Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted by Borrower under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

13.	ADMINISTRATIVE AGENT.

13.1 Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Administrative Agent shall also act as the collateral agent under the Loan Documents, and the Lenders (in their respective capacities as a Lender) hereby irrevocably (i) authorize Administrative Agent to enter into all of the Loan Documents and (ii) appoint and authorize Administrative Agent to act as the agent of the Lenders for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Fund or Managing Entity to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

13.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

13.3 Liability of Administrative Agent. Except as otherwise provided herein, no Administrative Agent-Related Person shall (a) be liable for any action reasonably taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Fund or Managing Entity or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document (other than the Administrative Agent) to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Affiliate thereof.

13.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Fund), independent accountants and other experts selected by Administrative Agent. As between Administrative Agent and Lenders, Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

13.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any default and/or Event of Default, unless Administrative Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default. Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action permitted by this Agreement with respect to an Event of Default as it elects or as may be directed in writing by the Required Lenders in accordance with Section 9.1(a); provided, however, that while an Event of Default has occurred and is continuing, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Administrative Agent shall deem advisable or in the best interest of the Lenders to protect and safeguard the Collateral, including, without limitation, satisfaction of other Liens on the Collateral not permitted under the Loan Documents, payment of taxes on behalf of Borrower, payments to landlords, warehouseman, bailees and other Persons in possession of the Collateral, and actions with respect to insurance claims for casualty events affecting Borrower and/or the Collateral.

13.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Fund or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Administrative Agent-Related Person.

13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall, according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 13.7 (or, if indemnification is sought after the date upon which the Loan Commitments shall have terminated and the Advances shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), indemnify upon demand each Administrative Agent-Related Person in its capacity as such (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Administrative Agent-Related Person from and against all claims (which shall not include legal expenses of Administrative Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Administrative Agent-Related Person is a party thereto; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such indemnified liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Administrative Agent-Related Person’s own gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Revolving Percentage, reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lender Expenses incurred after the Closing Date) incurred by Administrative Agent (in its capacity as Administrative Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower; provided, however, that no Lender shall be liable for the payment to any Administrative Agent of any portion of such amounts to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Administrative Agent’s own gross negligence or willful misconduct. The undertaking in this Section 13.7 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Administrative Agent.

13.8 Administrative Agent in its Individual Capacity. With respect to its Credit Extensions, EWB shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Administrative Agent, and the terms “Lender” and “Lenders” include EWB in its individual capacity.

13.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ prior notice to Lenders and Borrower. If Administrative Agent resigns under this Agreement, all Lenders shall appoint from among the Lenders (or the Affiliates thereof) a successor Administrative Agent for the Lenders, which successor Administrative Agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of Borrower (which approval shall not be unreasonably withheld, delayed or conditioned). If no successor Administrative Agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders (or the Affiliates thereof). Upon the acceptance of its appointment as successor Administrative Agent hereunder, the Person acting as such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 14 and Section 12.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

13.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to any Fund, Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Fund) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(c) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent) allowed in such judicial proceeding; and

(d) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such Insolvency Proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent consents to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under this Agreement. To the extent that Administrative Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.

13.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any guarantor and any Lien on any Collateral granted to or held by Administrative Agent under any Loan Document (i) upon the date that all Obligations (other than inchoate indemnity obligations or Obligations that have been cash collateralized in accordance herewith) due hereunder have been fully and indefeasibly paid in full in cash and no Credit Extensions or obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (ii) that is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 12.5. Upon Administrative Agent’s request at any time, all Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property, pursuant to this Section 13.11.

13.12 No Other Duties, Etc. Anything herein to the contrary notwithstanding, notwithstanding any title afforded to any Lender under this Agreement, no such Lender shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SCP PRIVATE CREDIT INCOME BDC LLC

By:

Name:

Title:

[Signature Page to Amended and Restated Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EAST WEST BANK, as Administrative Agent and a Lender

By:

Name:

Title:

[Signature Page to Amended and Restated Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

STIFEL BANK & TRUST, as a Lender

By:

Name:

Title:

[Signature Page to Amended and Restated Loan and Security Agreement]